May 14, 2024

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

RE:	Global-Smart.Tech

We have read Item 4.01 of Global-Smart.Tech’s Form 8-K dated May 14, 2024, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

Fruci & Associates II, PLLC